Exhibit (g)(22)
LETTER AGREEMENT
July 22, 2010
Mr. Matthew Kelly
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111
Dear Mr. Kelly:
This letter is to notify you that on June 24, 2010 the Trustees of Janus Investment Fund (the “Trust”) approved the name changes of the following funds effective August 2, 2010:

Current Name	New Name
Janus Smart Portfolio-Growth	Janus Growth Allocation Fund
Janus Smart Portfolio-Moderate	Janus Moderate Allocation Fund
Janus Smart Portfolio-Conservative	Janus Conservative Allocation Fund
The Trust requests confirmation that all references to “Janus Smart Portfolio-Growth, Janus Smart Portfolio-Moderate and Janus Smart Portfolio-Conservative” (the “Funds”) in the Amended and Restated Custodian Contract dated August 1, 2005, as amended, between the Trust and State Street Bank and Trust Company (“State Street”) (the “Custodian Contract”) be replaced with the corresponding new names listed above and that State Street will continue to act as custodian for the Funds under the terms of the Custodian Contract.
Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.
JANUS INVESTMENT FUND

By:	/s/ Stephanie Grauerholz-Lofton

Stephanie Grauerholz-Lofton
Vice President and Secretary
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers

Michael F. Rogers
Executive Vice President
Agreed to this 2nd day of August, 2010.